Exhibit 99.1

CSW Industrials Announces Definitive Agreement to Acquire Aspen Manufacturing for $313.5 Million, Executing Disciplined Capital Allocation and Strategic Expansion in the HVAC/R End Market

Aspen Manufacturing Acquisition Highlights

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Continues the expansion of existing product portfolio in the profitable heating, ventilation, air conditioning, and refrigeration (HVAC/R) end market with the addition of evaporative coils and air handler offerings

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Aligns with previously established acquisition criteria to leverage existing distribution channels, increase our market share in HVAC/R end market, expand products offerings, and grow share of wallet with our existing customers

•	All of Aspen’s products are designed, engineered and manufactured in the United States

•	Valuation represents approximately 11x Aspen Manufacturing’s estimated 2024 adjusted EBITDA

•	Expected to be immediately accretive to CSWI’s EPS and EBITDA

•	Transaction economics allow CSWI to maintain a strong balance sheet and ample liquidity to continue executing on growth strategy

Dallas, Texas – March 18, 2025 – CSW Industrials, Inc. (Nasdaq: CSWI) and Aspen Manufacturing announced today the execution of a definitive agreement under which CSWI will acquire Aspen Manufacturing for approximately $313.5 million in cash, subject to customary post-closing adjustments. The proposed purchase price is approximately 11x Aspen Manufacturing’s estimated 2024 adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) of $28.5 million. CSWI anticipates funding the transaction with a combination of cash on hand and debt under its existing $500 million credit facility, with closing expected to occur in the first quarter of CSWI’s 2026 fiscal year following the satisfaction of customary closing conditions, including the expiration or termination of any waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Aspen Manufacturing, based in Humble, Texas, with estimated 2024 revenues of $122.4 million, is one of the largest independent evaporator coil and air handler manufacturers for the HVAC/R industry and is a recognized leader in product quality and indoor comfort. All of Aspen’s products are designed, engineered, and assembled in the United States. Aspen’s current product suite includes a vast range of high-quality residential and light commercial evaporator coils, blowers, and air handling units for single-family, multi-family, and manufactured homes.

Aspen Manufacturing is uniquely positioned to serve its customers with the current refrigerant transition, having the ability to manufacture legacy (R-410a) and new refrigerant (R-32 and R-454B) rated products, leveraging both copper and aluminum heat transfer technologies. It is well positioned to enable distributors and contractors to service legacy air conditioning systems that have a failed coil or air handler without having to replace the overall system. Moreover, Aspen has been effective in supporting HVAC OEMs with the production of service coils and niche products to serve specific geographies and more effectively meet customer demand.

Joseph B. Armes, Chairman, President, and Chief Executive Officer of CSW Industrials, said, “I am pleased to announce that we have entered into a definitive agreement to acquire Aspen Manufacturing. This acquisition will allow CSWI to expand our existing HVAC/R product portfolio with an innovative portfolio of high-caliber evaporator coils and air handlers, while building on our existing HVAC/R end market leadership position. With our market knowledge and investment in people, systems, and processes, CSWI is uniquely positioned to accelerate Aspen’s growth strategy. This acquisition will enable us to continue driving above market, profitable growth, and deliver value to our shareholders.”

Jeff Underwood, Senior Vice President of CSWI and General Manager, Contractor Solutions, commented, “I am eagerly looking forward to Aspen joining the RectorSeal family and our lineup of high-quality HVAC/R, plumbing and electrical products. I have had a chance to form strong relationships with Aspen’s leadership team over the years and know that the team shares our values on how to treat customers and team members. The combined organization will allow us to better serve distributors and contractors with segment-leading products.”

A presentation with more information about this acquisition is available on CSW’s website at https://cswindustrials.gcs-web.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words or phrases such as “may,” “should,” “expects,” “could,” “intends,” “plans,” “anticipates,” “estimates,” “believes,” “forecasts,” “predicts” or other similar expressions are intended to identify forward-looking statements, which include, without limitation, earnings forecasts, effective tax rate, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations, and financial performance and condition.

The forward-looking statements included in this press release are based on our current expectations, projections, estimates, and assumptions. These statements are only predictions, not guarantees. Such forward-looking statements are subject to numerous risks and uncertainties that are difficult to predict. These risks and uncertainties may cause actual results to differ materially from what is forecast in such forward-looking statements, and include, without limitation, the risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.

This press release contains estimated results of Aspen Manufacturing for the calendar year 2024 (the “estimated results”). The estimated results are forward-looking statements based on Aspen Manufacturing’s management’s preliminary, unaudited results as of the date hereof, and Aspen Manufacturing’s actual results may be materially different from the estimated results. We assume no obligation to update any forward-looking statement as a result of new information, future events or other factors. Accordingly, you should not place undue reliance on the estimated results. Our independent registered public accounting firm has not audited, reviewed or performed any procedures with respect to the estimated results and does not express any opinion or any other form of assurance with respect thereto.

All forward-looking statements included in this press release are based on information currently available to us, and we assume no obligation to update any forward-looking statement except as may be required by law.

About CSW Industrials

CSW Industrials is a diversified industrial growth company with industry-leading operations in three segments: Contractor Solutions, Specialized Reliability Solutions, and Engineered Building Solutions. CSWI provides niche, value-added products with two essential commonalities: performance and reliability. The primary end markets we serve with our well-known brands include: HVAC/R, plumbing, electrical, general industrial, architecturally-specified building products, energy, mining, and rail transportation. For more information, please visit www.cswindustrials.com.

Investor Relations

Alexa Huerta

Vice President, Investor Relations, & Treasurer

214-489-7113

alexa.huerta@cswindustrials.com